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Exhibit 10.2

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is made as of April 30, 2006 by and among MEC Holdings (Canada) Inc., (the "Company"), Magna Entertainment Corp. ("MEC"), McAlpine Capital Advisors Inc., (the "Consultant") and Jim McAlpine ("McAlpine").

WITNESSES:

        WHEREAS, McAlpine resigned, effective October 18, 2005, from his position as Vice-Chairman, Corporate Development of MEC;

        WHEREAS, McAlpine is an employee of the Consultant;

        WHEREAS, the Company is a wholly owned subsidiary of MEC; and

        WHEREAS, the Company desires to retain the services of the Consultant and certain of its employees, including McAlpine, and the Consultant desires to provide such services for the Company.

        NOW, THEREFORE, in consideration of the premises and the other agreements contained herein, the parties agree as follows:

1.     ENTIRE AGREEMENT

  This Agreement is the entire and only agreement between the Company and the Consultant with respect to the employment and consulting services of the Consultant and McAlpine and, except as otherwise expressly provided herein, it supersedes all prior agreements and arrangements (whether written, oral or implied) between MEC, the Company and the Consultant and between MEC, the Company and McAlpine with respect to such services.

2.     COMMENCEMENT; TERMINATION

2.1
The Consultant's services to the Company will be deemed to have commenced on October 19, 2005 and will be terminable by the Company on 90 days prior notice at any time after May 1, 2006 and before June 30, 2006. At any time after June 30, 2006, the Company may terminate the Consultant's services on 30 days prior notice.

2.2
The Consultant may terminate this Agreement at any time.

2.3
The Company may terminate the Consultant's services immediately by summary notice in writing (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this Section 2) if:

  2.3.1
  the Consultant commits any material or persistent breach of any part of this Agreement or the Consultant's obligations hereunder;

  2.3.2
  the Consultant, in the performance of its duties under this Agreement or otherwise, commits any act of gross misconduct or serious/gross incompetence or does or omits to do anything else which is materially prejudicial to the interests of the Company; or

  2.3.3
  after June 30, 2006, McAlpine is no longer providing services to the Company on behalf of the Consultant.

3.     DUTIES; STANDARD OF PERFORMANCE

3.1
The Consultant's primary duties will be to provide qualified personnel to give MEC Chairman strategic advice concerning the business development of MEC and the Company.

3.2
Any personnel provided by the Consultant (other than McAlpine) must be approved by the Chief Executive Officer of the Company in his sole and absolute discretion.

3.3
The Consultant shall perform all consulting work on behalf of Company in a timely, competent, diligent and professional manner in accordance with the commercial industry standards observed by major international consulting firms.

4.     RELATIONSHIP OF THE PARTIES

4.1
The Consultant's relationship to Company during the time this Agreement is in effect shall be that of an independent consultant and contractor. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Consultant or any of its employees and the Company. Any individuals assigned to provide services to the Company by the Consultant, including McAlpine, shall not be deemed to be employees of the Company, and the Consultant shall be responsible for, and shall indemnify and hold harmless Company against, all taxes, charges, withholding, payments and any other legal requirements with respect to such individuals.

4.2
The Consultant shall not have the authority to bind or obligate MEC or the Company in any way and the Consultant shall not represent that the Consultant has such authority.

4.3
Except as set out in 4.4. below, neither MEC, the Company or the Consultant shall assume, either directly or indirectly, any liability for the actions or inactions of the other.

4.4
MEC's and the Company's obligations to indemnify McAlpine pursuant to its by-laws shall continue in effect in respect of all his activities as a director, officer and employee of MEC and its subsidiaries for the period up to and including October 18, 2005, and MEC's directors' and officers' insurance policies shall continue to provide coverage in respect of his past service as an officer or director of MEC and its subsidiaries. MEC and the Company acknowledge that they are not currently aware of any asserted or unasserted claims or causes of action arising out of McAlpine's activities as an employee or director of MEC and its subsidiaries.

5.     PLACE OF CONSULTING; TRAVEL

5.1
The Consultant shall be responsible for the expense of all its office costs, support services and materials in carrying out its obligations under this Agreement.

5.2
The Consultant will perform its duties from its own offices apart from the Company's premises.

5.3
The Consultant shall undertake such travel (including overseas), but only such travel as may be reasonably required for the proper performance of its duties.

6.     COMPENSATION; EXPENSES

6.1
Effective January 1, 2006, the Consultant shall be paid U.S. $500,000 per annum, payable monthly in arrears. There shall be no fee payable under this Agreement with respect to the period between October 19, 2005 and December 31, 2005. Any amounts owed and unpaid by the Company to the Consultant as of the date of this Agreement shall be paid to the Consultant in one lump sum with the Consultant's first scheduled monthly payment after the date hereof.

6.2
McAlpine shall be entitled to receive a lump sum payment of U.S. $809,000 on July 1, 2006; provided, however, that such payment shall be conditioned upon the delivery by McAlpine to MEC and the Company of an executed release in the form attached hereto as Exhibit A (the "Release").

6.3
McAlpine shall be entitled to receive 31,949 Class A Subordinate Voting Shares of MEC on July 1, 2006 as contemplated by McAlpine's Performance Share Unit Award Agreement, dated May 1, 2005.

6.4
McAlpine's services to the Company on behalf of the Consultant shall be treated as "employment" for the purposes of the Magna Entertainment Corp. Long-Term Incentive Plan (the "Plan") and McAlpine's options to purchase 500,000 shares of Class A Subordinate Voting Stock of MEC shall remain in full force and effect and may be exercised for three years following the date of the termination of the Consultant's services pursuant to this Agreement, in accordance with the terms of the Plan and McAlpine's Incentive Stock Option Agreement.

6.5
The Consultant will be reimbursed all out of pocket expenses reasonably and properly incurred by it in the performance of its duties under this Agreement and in accordance with the Company's expense reimbursement guidelines. The Consultant shall supply original vouchers and receipts to support all expenses and shall itemize such expenses on a standard Company expense report, and shall obtain advance approval from the Chairman of MEC or his designees for any individual expenses in excess of CDN$5,000.

6.6
The Company shall continue to maintain for McAlpine his current benefits (excluding life and disability coverage) for a period of twelve (12) months commencing on October 18, 2005. McAlpine's current life and disability coverage shall be maintained for a period of not less than the period required by applicable statue.

6.7
Consultant shall be entitled to retain the two (2) laptop computers that it is presently using.

7.     COVENANTS

7.1
Licenses and Taxes. As an independent contractor, the Consultant shall obtain all necessary licenses for the operation of its consulting business, including a GST registration number and workers' compensation number. The Consultant shall also be responsible for all applicable remittances including, but not limited to, federal and provincial taxes on its business income, employment insurance, Canada Pension Plan, workers' compensation or income tax source deductions for it and its employees. With respect to any payments or compensation provided to McAlpine, McAlpine shall be responsible for any and all taxes thereon (whether local, state, provincial, Canadian, United States or other taxes). The Company shall not be responsible for any of the foregoing and shall not withhold any amounts for taxes under Canadian or United States tax laws.

7.2
Compliance with Privacy Laws. The Consultant, and each of its employees, agrees to comply with the Canadian Personal Information and Protection of Electronic Documents Act and such other legislation and regulations pertaining to privacy of personal information ("Privacy Laws") with respect to the receipt and use of personal information relating to the Company's customers and employees. The Consultant further acknowledges that Privacy Law requirements include the need to (i) properly secure such information; (ii) use such information only for the purpose it was made available; (iii) cooperate with access requests; and (iv) either return or destroy such information once it is no longer needed for its duties hereunder.

7.3
The Consultant and McAlpine acknowledge and agree that in the performance of their duties hereunder (and in McAlpine's service to the Company prior to the term of this Agreement), they will be (and have been) brought into frequent contact with existing and potential customers of MEC throughout the world. The Consultant and McAlpine also agree that trade secrets and confidential information of MEC, more fully described in Section 7.9 of this Agreement, gained by the Consultant and/or McAlpine during the Consultant's and McAlpine's association with MEC, have been developed by MEC through substantial expenditures of time, effort and money and constitute valuable and unique property of MEC. The Consultant and McAlpine further understand and agree that the foregoing makes it necessary for the protection of the business of MEC that they not compete with MEC during the term of this Agreement and not compete with MEC for a reasonable period thereafter, as further provided in the following Sections.

7.4
During the term of this agreement, the Consultant and McAlpine will not compete with MEC anywhere in the world. In accordance with this restriction, but without limiting its terms, during the term of this agreement, the Consultant and McAlpine will not:

(a)
enter into or engage in any business which competes with the Business;

(b)
solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Business;

(c)
divert, entice, or take away any customers, business, patronage or orders of MEC or attempt to do so; or

(d)
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Business.

7.5
For a period of one (1) year following the termination of this Agreement, neither the Consultant or McAlpine will:

(a)
enter into or engage in any business which competes with the Business within the Restricted Territory;

(b)
solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Business within the Restricted Territory;

(c)
divert, entice or otherwise take away any customers, business, patronage or orders of MEC within the Restricted Territory, or attempt to do so; or

(d)
promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Business within the Restricted Territory.

7.6
For the purposes of sections 7.4 and 7.5, inclusive, but without limitation thereof, the Consultant or McAlpine will be in violation thereof if the Consultant or McAlpine, as the case may be, engages in any or all of the activities set forth therein directly on its or his own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Consultant, its affiliates, McAlpine or McAlpine's spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

7.7
If it shall be judicially determined that the Consultant or McAlpine has violated any of their respective obligations under section 7.5, then the period applicable to each obligation that the Consultant or McAlpine, as the case may be, shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

7.8
Neither the Consultant or McAlpine will directly or indirectly at any time during or after the termination of this Agreement attempt to disrupt, damage, impair or interfere with the business by raiding any of the company's employees or soliciting any of them to resign from their employment by the company, or by disrupting the relationship between the company and any of its consultants, agents, representatives or vendors. The Consultant and McAlpine acknowledge that this covenant is necessary to enable the company to maintain a stable workforce and remain in business.

7.9
The Consultant and McAlpine will keep in strict confidence, and will not, directly or indirectly, at any time during or after the termination of this Agreement, disclose, furnish, disseminate, make available or, except in the course of performing their duties, use any trade secrets or confidential business and technical information of the company or its customers or vendors, without limitation as to when or how the Consultant or McAlpine may have acquired such information. Such confidential information shall include, without limitation, the company's unique selling methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Consultant and McAlpine specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Consultant or McAlpine and whether compiled by the company, the Consultant and/or McAlpine, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the company to maintain the secrecy of such information, that such information is the sole property of the company and that any retention and use of such information by the Consultant or McAlpine during the term of this Agreement (except in the course of performing their respective duties and obligations hereunder) or after the termination of this Agreement shall constitute a misappropriation of the company's trade secrets.

7.10
The Consultant and McAlpine agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business, or (ii) relates to the company's actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Consultant or McAlpine for the company, the Consultant or McAlpine, as the case may be, will assign to the company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.

  Neither the Consultant or McAlpine has an obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Consultant or McAlpine conceives and/or develops entirely on their own time without using MEC's equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (i) relates to the Business, or (ii) relates to MEC's actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Consultant or McAlpine for MEC.

  The Consultant and McAlpine agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the Business or relates to MEC's actual or demonstrably anticipated research or development which is conceived or suggested by the Consultant or McAlpine, either solely or jointly with others, within one (1) year following termination of this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of the term of this Agreement with the use of MEC's equipment, supplies, facilities, and/or trade secrets.

  In order to determine the rights of the Consultant, McAlpine and MEC in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, the Consultant and McAlpine agree that during the term of this Agreement, and for one (1) year after termination of this Agreement or any successor agreements the Consultant and McAlpine will disclose immediately and fully to MEC any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Consultant or McAlpine, as the case may be, solely or jointly with others. MEC agrees to keep any such disclosures confidential. The Consultant and McAlpine also agree to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of MEC.

  The Consultant and McAlpine agree that at the request of and without charge to the Company, but at the Company's expense, the Consultant or McAlpine, as the case may be, will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company or MEC and will assign to the Company or MEC any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that the Consultant or McAlpine, as the case may be, will do whatever may be necessary or desirable to enable the Company or MEC to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.

  In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure the Consultant's or McAlpine's signature on a written assignment to the Company or MEC of any application for letters patent or to any common-law or statutory copyright or other property right therein, for any other reason whatsoever, the Consultant and McAlpine irrevocably designate and appoint the Chairman of MEC as the Consultant's and McAlpine's attorney-in-fact to act on the Consultant's or McAlpine's behalf, as the case may be, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

  The Consultant and McAlpine acknowledge that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Consultant or McAlpine during the term of this Agreement shall be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize MEC or the Company as the copyright owner, will contain all proper copyright notices, e.g., "(creation date) Magna Entertainment Corp., All Rights Reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

7.11
During the term of this Agreement, neither the Consultant or McAlpine (either through himself or his immediate family members) shall engage in any business activities which may place the Consultant or McAlpine in an actual or apparent conflict of interest with the Company or MEC.

7.12
Other than Section 7.4, the termination of this Agreement shall not operate to terminate any provision of this Section 7 which shall remain in full force and effect and binding on the Consultant and McAlpine in accordance with its terms after the termination of this Agreement.

7.13
For the purposes of this section 7 of this Agreement:

(a)
"business" means (a) owning, operating and/or managing horse racetracks, off-track betting facilities, telephonic and internet horse wagering, a horse racing television network, thoroughbred training centers, and/or production facilities for horse bedding and/or (b) providing totalisator services to the pari-mutuel industry.

(b)
"company" includes the company's affiliated and associated companies, including their predecessors;

(c)
"Consultant" shall include any affiliate and associated companies of the Consultant, including their predecessors;

(d)
"Restricted Territory" means (and shall be limited to) (a) the geographic area(s) within a fifty (50) mile radius of any and all MEC location(s) in, to, or for which the Consultant or McAlpine worked, to which the Consultant or McAlpine was assigned or had any responsibility (either direct or supervisory) at the time of termination of this Agreement and at any time during the two (2) year period prior to such termination; and (b) all of the specific customer accounts, whether within or outside of the geographic area described in (a), with which the Consultant or McAlpine had any contact or for which the Consultant or McAlpine had any responsibility (either direct or supervisory) at the time of termination of this Agreement and at any time during the two (2) year period prior to such termination.

8.     MISCELLANEOUS

8.1
Acknowledgement.    McAlpine hereby acknowledges and agrees that he has carefully read and fully understands this Agreement and the Release, that he has been advised in writing (by this Agreement) to consult with an attorney and has been provided a reasonable opportunity to do so prior to signing this Agreement and the Release; and that he has been given at least twenty-one (21) days after receiving this Agreement and the Release within which to consider them. McAlpine hereby waives any right he might have to additional time to consider this Agreement and the Release. By signing below, McAlpine acknowledges that he understands that he may revoke this Agreement and the Release within seven (7) days after signing the Agreement. Any revocation shall be in writing and shall be delivered to the Chairman of the Company at Magna Entertainment Corp., 337 Magna Drive, Aurora, ON, Canada L4G 7K1 with a copy to the Company's Corporate Secretary. The Agreement shall not become effective, and none of the payments and benefits set forth in this Agreement shall become due or payable until the Company has received the Agreement and the Release signed by you and your seven-day revocation period has passed without revocation. McAlpine hereby acknowledges and agrees that the severance payment and other benefits provided to him pursuant to the terms of this Agreement constitute monies and benefits to which he would not otherwise be entitled.

8.2
Notice.    Notice under this Agreement by the Consultant to the Company or MEC should be addressed to the Company and left at its office at 337 Magna Drive, Aurora, ON, Canada L4G 7K1, sent by first class mail to such office. Notices given by the Company to the Consultant should be served personally or sent by first class post or sent by facsimile transmission to 4 Jarvis Ave., Aurora, ON L4G 6W8, Facsimile: 905-727-2503. In case of service by mail the day of service will (unless sooner receipt is established) be 48 hours after posting.

8.3
Governing Law.    The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the Province of Ontario without regard to conflicts-of-laws principles that would require the application of any other law.

8.4
Severability.    If any provision of the Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable, such provision shall be construed or deemed amended to conform the applicable law, or if it cannot be construed or deemed amended without materially altering the intent of the Agreement, such provision shall be stricken and the remainder of the Agreement shall remain in full force and effect.

8.5
Counterparts.    This Agreement may be executed in one or more counterparts.

        IN WITNESS WHEREOF, THIS AGREEMENT has been executed and delivered by the parties hereto on the date stated at the beginning of this Agreement.

MAGNA ENTERTAINMENT CORP.

By: Its:	Frank Stronach Interim Chief Executive Officer

By: Its:	Blake Tohana Executive Vice-President and Chief Financial Officer
MEC HOLDINGS (CANADA) INC.

By: Its:	Blake Tohana Executive Vice-President and Chief Financial Officer

By: Its:	William Ford Secretary
McALPINE CAPITAL ADVISORS INC.

By: Its:
Jim McAlpine

EXHIBIT A

FORM OF RELEASE

        FOR AND IN CONSIDERATION OF the compensation, payments and other benefits to be provided in accordance with the consulting agreement by and among MEC Holdings (Canada) Inc. (the "Company"), Magna Entertainment Corp. ("MEC"), McAlpine Capital Advisors Inc. and me on April 30, 2006 (the "Agreement"), subject to my signing this Release, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, personal representatives and assigns, hereby release and forever discharge MEC, its subsidiaries and affiliates (including without limitation MI Developments Inc. and Magna International Inc.), and all of its past, present and future officers, directors, shareholders, employees, agents, general and limited partners, joint venturers, representatives, successors and assigns, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description (including any claim under the Ontario Employment Standards Act), whether known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release, in any way resulting from, arising out of or connected with my employment by MEC and/or the Company, the consulting services provided by McAlpine Capital Advisors and me pursuant to the Agreement, the termination of my employment, the termination of the consulting services contemplated by the Agreement, or pursuant to any federal, state, provincial or local law, regulation or other requirement. Excluded from the scope of this Release, however, are (i) any rights I have under the Agreement and (ii) any rights I have now or hereafter acquire to indemnification or contribution under the articles of incorporation or by-laws of MEC or under applicable law.

        In signing this Release, I acknowledge that I received this Release in connection with the negotiation of the Agreement, and that I have been advised in writing by receipt of the Agreement to consult with an attorney before signing the Agreement and the Release. I further acknowledge that I have been given at least twenty-one (21) days to decide whether to sign the Agreement and this Release, unless I voluntarily choose to sign the Agreement and this Release before the end of the twenty-one (21) day period. I understand that I may revoke the Agreement and this Release at any time within seven (7) days of the date of my signing the Agreement, and that the Agreement and this Release will not become effective or enforceable until after this revocation period has expired. I understand that in order to revoke the Agreement and this Release, I must give written notice to the Chairman of the Company at Magna Entertainment Corp., 337 Magna Drive, Aurora, ON, Canada L4G 7K1, in writing, delivered by close of business on the seventh day after my signing the Agreement with a copy to the Company's Corporate Secretary. I understand that I will not be entitled to any benefits under the Agreement until the end of the seven (7) day revocation period.

        DATED: This                          day of                                     , 200            .

Jim McAlpine

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CONSULTING AGREEMENT
WITNESSES
FORM OF RELEASE